EXHIBIT (K)
                                              FINANCIAL STATEMENTS AND REPORT OF
                                        INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



                            iMILLENNIUM CAPITAL TRUST

                       STATEMENT OF ASSETS AND LIABILITIES

                                FEBRUARY 29, 2000

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                                                                     iMILLENNIUM
                                                                         FUND
                                                                     -----------

ASSETS

Cash .........................................................          $100,000
                                                                        --------


NET ASSETS ...................................................          $100,000
                                                                        --------


Units of Beneficial Interest outstanding

(no par value) ...............................................            10,000
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Net asset value, offering price and
redemption  price per share ..................................          $  10.00
                                                                        ========







          The accompanying notes are an integral part of this statement



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                            iMILLENNIUM CAPITAL TRUST

                  NOTES TO STATEMENT OF ASSETS AND LIABILITIES

                                FEBRUARY 29, 2000

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1.   iMillennium Capital Trust (the "Trust"), is a no-load, diversified, open-end management investment company consisting initially of one series, iMillennium Fund (the "Fund"), organized as a Delaware business trust under a trust agreement dated October 28, 1999. On February 29, 2000, 10,000 shares of the Fund were issued for cash at a purchase price of $10.00 per share. The Fund has had no operations except for the initial issuance of shares.

2. Expenses incurred in connection with the organization of the Fund and the initial offering of shares will be permanently absorbed by iMillennium Capital Management, Inc. (the "Manager"). As of March 2, 2000, all outstanding shares of the Fund were held by a principal of the Manager, who purchased these initial shares in order to provide the Fund with its required capital.

3. Reference is made to the Prospectus and the Statement of Additional Information for a description of the Management Agreement, the Administration Agreement, the Transfer, Dividend Disbursing, Shareholder Service and Plan Agency Agreement, tax aspects of the Fund and the calculation of the net asset value of the shares of the Fund.